Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Catalytic Solutions, Inc.:

We consent to the inclusion in the registration statement (No. 333-166865 ) on Form S-4 of Clean Diesel Technologies, Inc. of our report dated May 4, 2010, except for note 21, as to which the date is May 14, 2010, with respect to the consolidated balance sheets of Catalytic Solutions, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for the years then ended, which report is incorporated by reference in the Form 8-K of Clean Diesel Technologies, Inc. dated October 21, 2010.

Our report dated May 4, 2010, except for note 21, as to which the date is May 14, 2010, contains an explanatory paragraph that states that the Catalytic Solutions, Inc. has suffered recurring losses from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP
Los Angeles, California
October 21, 2010